Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

LeeWay Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(o)	$17,250,000	(1)	0.0000927	$1,599.07
		Representative’s warrant (2)(3)		—		—	—
		Common Stock underlying underwriters warrant (4)		$1,078,125	(3)	0.0000927	$99.94
Total				18,328,125			$1,699.02

(1) Includes underwriter’s over-allotment option

(2) No fee required pursuant to Rule 457(g).

(3) We have agreed to issue to the representative of the several underwriters, who we refer to as the representative, warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering.

(4) The warrants are exercisable for a price per share equal to 125% of the public offering price. Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.